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                                                                    EXHIBIT 99.2

                                     PROXY

                      THIS PROXY IS SOLICITED ON BEHALF OF
              THE BOARD OF DIRECTORS OF MILLER EXPLORATION COMPANY

            FOR THE DECEMBER 4, 2003 SPECIAL MEETING OF STOCKHOLDERS

               AND ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.


     The undersigned hereby (a) acknowledges receipt of the Notice of Special Meeting of the Stockholders of Miller Exploration Company (the "Company") to be held at 10:00 a.m., Traverse City time on December 4, 2003 at the Company's corporate offices located at 3104 Logan Valley Road, Traverse City, Michigan, and the associated proxy statement; (b) appoints Deanna L. Cannon and Kelly E. Miller, or either of them, as proxy, with the power to appoint a substitute; (c) authorizes the proxy to represent and vote, as designated below, all of the shares of common stock held of record by the undersigned on October 6, 2003, at the Special Meeting and at any postponement(s) or adjournment(s) thereof; and
(d) revokes any proxies previously given. The board of directors recommends a vote FOR the first proposal.



     1. Adoption of the Agreement and Plan of Merger dated May 28, 2003, by and among Edge Petroleum Corporation ("Edge"), a wholly owned subsidiary of Edge and the Company pursuant to which the Company will survive as a wholly owned subsidiary of Edge, and pursuant to which each stockholder of Miller, other than those perfecting appraisal rights, will receive between approximately 1.22 and 1.30 shares of Edge common stock per share of Miller common stock owned by such stockholder, depending on the average closing price of Edge common stock over a 20 trading day period ending five days prior to the stockholders meeting.


               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

     2. With discretionary authority as to such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL SET FORTH ABOVE.

     PLEASE SIGN, DATE, AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE ENVELOPE PROVIDED:

     Dated:
      --------------------------------------------- , 2003

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     Signature(s) of Stockholders
          Joint owners should each sign. Signature(s) should correspond with the name(s) printed on your Miller Exploration Company stock certificates. Attorneys, executors, administrators, and guardians should give full title.